STATEMENT OF ADDITIONAL INFORMATION

April 30, 1997

                     CALVERT MUNICIPAL INTERMEDIATE FUNDS:
                          ARIZONA, FLORIDA, MARYLAND,
                 MICHIGAN, NEW YORK, PENNSYLVANIA AND VIRGINIA
                4550 Montgomery Avenue, Bethesda, Maryland 20814

New Account     (800) 368-2748
Information:    (301) 951-4820

Shareholder
Services:       (800) 368-2745

Broker          (800) 368-2746
Services:       (301) 951-4850

TDD for the Hearing-
Impaired:       (800) 541-1524


This Statement of Additional Information is not a prospectus. Investors should read the Statement of Additional Information in conjunction with the Fund's Prospectus, dated April 30, 1997, which may be obtained free of charge by writing the Fund at the above address or calling the telephone numbers listed above.

                              INVESTMENT OBJECTIVE

         The Calvert Municipal Intermediate Funds ("Funds" or "Fund") are designed to provide individual and institutional investors with the highest level of interest income exempt from federal and specific state income taxes as is consistent with prudent investment management, preservation of capital, and the quality and maturity characteristics of the Fund. There is, of course, no assurance that the Funds will be successful in meeting their investment objectives; there are inherent risks in the ownership of any investment.
         Dividends paid by the Funds will fluctuate with income earned on investments. In addition, dividends and distributions paid and the value of each share will vary by class of shares: the share values will fluctuate to reflect changes in the market value of investments. Each Fund will attempt, through careful management, to reduce these risks and enhance the opportunities for higher income and greater price stability.

                              INVESTMENT POLICIES

         Each Fund invests primarily in a nondiversified portfolio of municipal obligations, including some with interest that may be subject to alternative minimum tax. A complete explanation of municipal obligations and municipal bond and note ratings appears in the Appendix.
         Under normal market conditions, each Fund will attempt to invest at least 65% of its total assets in municipal obligations with interest that is exempt from federal and specific state income tax, including those issued by or on behalf of the state for which the Fund is named and the state's political subdivisions. Each Fund will also attempt to invest the remaining 35% of its total assets in these obligations, but may invest it in municipal obligations of other states, territories and possessions of the United States, the District of Columbia, and their respective authorities, agencies, instrumentalities and political subdivisions. Dividends you receive from the Fund that are derived from interest on tax-exempt obligations of other governmental issuers will be exempt from federal income tax, but will be subject to state income taxes.

Variable Rate Demand Notes
         The Boards of Directors/Trustees have approved investments in floating and variable rate demand notes upon the following conditions: each Fund has right of demand, upon notice not to exceed thirty days, against the issuer to receive payment; the issuer will be able to make payment upon such demand, either from its own resources or through an unqualified commitment from a third party; and the rate of interest payable is calculated to ensure that the market value of such notes will approximate par value on the adjustment dates. The remaining maturity of such demand notes is deemed the period remaining until such time as the Fund has the right to dispose of the notes at a price which approximates par and market value. Notes with a right of demand exceeding seven days are considered illiquid and are subject to purchase restrictions.

Municipal Leases
         The Funds may invest in municipal leases, or structured instruments where the underlying security is a municipal lease. A municipal lease is an obligation of a government or governmental authority, not subject to voter approval, used to finance capital projects or equipment acquisitions and payable through periodic rental payments. The Funds may purchase unrated leases. The Funds' Advisor, under the supervision of the Boards of Directors/Trustees, is responsible for determining the credit quality of such leases on an ongoing basis, including an assessment of the likelihood that the lease will not be canceled. Certain municipal leases may be considered illiquid and subject to a Fund's limit on illiquid securities. The Boards of Directors/Trustees have directed the Advisor to treat a municipal lease as a liquid security if it satisfies the following conditions: (A) such treatment must be consistent with the Fund's investment restrictions; (B) the Advisor should be able to conclude that the obligation will maintain its liquidity throughout the time it is held by the Fund, based on the following factors:
(1) whether the lease may be terminated by the lessee; (2) the potential recovery, if any, from a sale of the leased property upon termination of the lease; (3) the lessee's general credit strength (e.g., its debt, administrative, economic and financial characteristics and prospects); (4) the likelihood that the lessee will discontinue appropriating funding for the leased property because the property is no longer deemed essential to its operations (e.g., the potential for an "event of nonappropriation"), and (5) any credit enhancement or legal recourse provided upon an event of nonappropriation or other termination of the lease; (C) the Advisor should determine whether the obligation can be disposed of within seven days in the ordinary course of business at approximately the amount at which the Fund has valued it for purposes of calculating the Fund's net asset value, taking into account the following factors: (1) the frequency of trades and quotes; (2) the volatility of quotations and trade prices; (3) the number of dealers willing to purchase or sell the security and the number of potential purchasers; (4) dealer undertakings to make a market in the security; (5) the nature of the security and the nature of the marketplace trades (e.g., the time needed to dispose of the security, the method of soliciting offers, and the mechanics of the transfer); (6) the rating of the security and the financial condition and prospects of the issuer; and (7) other factors relevant to the Fund's ability to dispose of the security; and (D) the Advisor should have reasonable expectations that the municipal lease obligation will maintain its liquidity throughout the time the instrument is held by the Fund.

Temporary Investments
         Short-term money market type investments consist of: obligations of the U.S. Government, its agencies and instrumentalities; certificates of deposit of banks with assets of one billion dollars or more; commercial paper or other corporate notes of investment grade quality; and any of such items subject to short-term repurchase agreements.

When-Issued Purchases
         Securities purchased on a when-issued basis and the securities held in a Fund's portfolio are subject to changes in market value based on the public's perception of the creditworthiness of the issuer and changes in the level of interest rates (which will generally result in both changing in value in the same way, i.e., both experiencing appreciation when interest rates decline and depreciation when interest rates rise). Therefore, if in order to achieve higher interest income, the Funds remain substantially fully invested at the same time that it has purchased securities on a when-issued basis, there will be a greater possibility that the market value of their assets may vary. No new when-issued commitments will be made if more than 50% of a Fund's net assets would become so committed.
         The Funds will meet their obligations to pay for when-issued securities from then- available cash flow, sale of securities or, although the Funds would not normally expect to do so, from sale of the when-issued securities themselves (which may have a market value greater or less than the Fund's payment obligation). Sale of securities to meet such obligations carries with it a greater potential for the realization of capital losses and capital gains which are not exempt from federal income tax.

Transactions in Futures Contracts
         The Funds may engage in the purchase and sale of futures contracts on an index of municipal bonds or on U.S. Treasury securities, or options on such futures contracts, for hedging purposes only. A Fund may sell such futures contracts in anticipation of a decline in the cost of municipal bonds it holds or may purchase such futures contracts in anticipation of an increase in the value of municipal bonds the Fund intends to acquire. The Funds also are authorized to purchase and sell other financial futures contracts which in the opinion of the Investment Advisor provide an appropriate hedge for some or all of the Funds' securities.
         Because of low initial margin deposits made upon the opening of a futures position, futures transactions involve substantial leverage. As a result, relatively small movements in the price of the futures contract can result in substantial unrealized gains or losses. Because the Funds will engage in the purchase and sale of financial futures contracts solely for hedging purposes, however, any losses incurred in connection therewith should, if the hedging strategy is successful, be offset in whole or in part by increases in the value of securities held by a Fund or decreases in the price of securities the Fund intends to acquire.
         Municipal bond index futures contracts commenced trading in June 1985, and it is possible that trading in such futures contracts will be less liquid than that in other futures contracts. The trading of futures contracts and options thereon is subject to certain market risks, such as trading halts, suspensions, exchange or clearing house equipment failures, government intervention or other disruptions of normal trading activity, which could at times make it difficult or impossible to liquidate existing positions.
         The liquidity of a secondary market in futures contracts may be further adversely affected by "daily price fluctuation limits" established by contract markets, which limit the amount of fluctuation in the price of a futures contract or option thereon during a single trading day. Once the daily limit has been reached in the contract, no trades may be entered into at a price beyond the limit, thus preventing the liquidation of open positions. Prices of existing contracts have in the past moved the daily limit on a number of consecutive trading days. A Fund will enter into a futures position only if, in the judgment of the Investment Advisor, there appears to be an actively traded secondary market for such futures contracts.
         The successful use of transactions in futures contracts and options thereon depends on the ability of the Investment Advisor to correctly forecast the direction and extent of price movements of these instruments, as well as price movements of the securities held by a Fund within a given time frame. To the extent these prices remain stable during the period in which a futures or option contract is held by a Fund, or move in a direction opposite to that anticipated, a Fund may realize a loss on the hedging transaction which is not fully or partially offset by an increase in the value of the Fund's securities. As a result, the Fund's total return for such period may be less than if it had not engaged in the hedging transaction.

Description of Financial Futures Contracts
         Futures Contracts. A futures contract obligates the seller of a contract to deliver and the purchaser of a contract to take delivery of the type of financial instrument called for in the contract or, in some instances, to make a cash settlement, at a specified future time for a specified price. Although the terms of a contract call for actual delivery or acceptance of securities, or for a cash settlement, in most cases the contracts are closed out before the delivery date without the delivery or acceptance taking place. The Funds intend to close out any futures contracts prior to the delivery date of such contracts.
         A Fund may sell futures contracts in anticipation of a decline in the value of its investments in municipal bonds. The loss associated with any such decline could be reduced without employing futures as a hedge by selling long-term securities and either reinvesting the proceeds in securities with shorter maturities or by holding assets in cash. This strategy, however, entails increased transaction costs in the form of brokerage commissions and dealer spreads and will typically reduce the Fund's average yields as a result of the shortening of maturities.
         The purchase or sale of a futures contract differs from the purchase or sale of a security, in that no price or premium is paid or received. Instead, an amount of cash or securities acceptable to the Fund's futures commission merchant and the relevant contract market, which varies but is generally about 5% or less of the contract amount, must be deposited with the broker. This amount is known as "initial margin," and represents a "good faith" deposit assuring the performance of both the purchaser and the seller under the futures contract. Subsequent payments to and from the broker, known as "variation margin," are required to be made on a daily basis as the price of the futures contract fluctuates, making the long or short positions in the futures contract more or less valuable, a process known as "marking to the market." Prior to the settlement date of the futures contract, the position may be  closed  out by  taking  an  opposite  position  which  will  operate  to terminate  the  position  in the  futures  contract.  A final  determination  of variation margin is then made, additional cash is required to be paid to or released by the broker, and the purchaser realizes a loss or gain. In addition, a commission is paid on each completed purchase and sale transaction.
         The sale of financial futures contracts provides an alternative means of hedging a Fund against declines in the value of its investments in municipal bonds. As such values decline, the value of the Fund's position in the futures contracts will tend to increase, thus offsetting all or a portion of the depreciation in the market value of the Fund's fixed income investments which are being hedged. While a Fund will incur commission expenses in establishing and closing out futures positions, commissions on futures transactions may be significantly lower than transaction costs incurred in the purchase and sale of fixed income securities. In addition, the ability of a Fund to trade in the standardized contracts available in the futures market may offer a more effective hedging strategy than a program to reduce the average maturing of portfolio securities, due to the unique and varied credit and technical characteristics of the municipal debt instruments available to the Fund. Employing futures as a hedge may also permit a Fund to assume a hedging posture without reducing the yield on its investments, beyond any amounts required to engage in futures trading.
         The Funds may engage in the purchase and sale of futures contracts on an index of municipal securities. These instruments provide for the purchase or sale of a hypothetical portfolio of municipal bonds at a fixed price in a stated delivery month. Unlike most other futures contracts, however, a municipal bond index futures contract does not require actual delivery of securities but results in a cash settlement based upon the difference in value of the index between the time the contract was entered into and the time it is liquidated.
         The municipal bond index underlying the futures contracts traded by the Portfolio is The Bond Buyer Municipal Bond Index, developed by The Bond Buyer and the Chicago Board of Trade ("CBT"), the contract market on which the futures contracts are traded. As currently structured, the index is comprised of 40 tax-exempt term municipal revenue and general obligation bonds. Each bond included in the index must be rated either A- or higher by Standard & Poor's or A or higher by Moody's Investors Service and must have a remaining maturity of 19 years or more. Twice a month new issues satisfying the eligibility requirements are added to, and an equal number of old issues will be deleted from, the index. The value of the index is computed daily according to a formula based upon the price of each bond in the index, as evaluated by four dealer-to-dealers brokers.
         The Funds may also purchase and sell futures contracts on U.S. Treasury bills, notes and bonds for the same types of hedging purposes. Such futures contracts provide for delivery of the underlying security at a specified future time for a fixed price, and the value of the futures contract therefore generally fluctuates with movements in interest rates.
         The municipal bond index futures  contract,  futures  contracts on U.S.
Treasury securities and options on such futures contracts are traded on the CBT, which, like other contract markets, assures the performance of the parties to each futures contract through a clearing corporation, a nonprofit organization managed by the exchange membership, which is also responsible for handling daily accounting of deposits or withdrawals of margin.
         The Funds may also purchase financial futures contracts when not fully invested in municipal bonds, in anticipation of an increase in the cost of securities a Fund intends to purchase. As such securities are purchased, an equivalent amount of futures contracts will be closed out. In a substantial majority of these transactions, a Fund will purchase municipal bonds upon termination of the futures contracts. Due to changing market conditions and interest rate forecasts, however, a futures position may be terminated without a corresponding purchase of securities. Nevertheless, all purchases of futures contracts by a Fund will be subject to certain restrictions, described below.
         Options on Futures Contracts. An option on a futures contract provides the purchaser with the right, but not the obligation, to enter into a long position in the underlying futures contract (that is, purchase the futures contract), in the case of a "call" option, or a short position (sell the futures contract), in the case of a "put" option, for a fixed price up to a stated expiration date. The option is purchased for a non-refundable fee, known as the "premium." Upon exercise of the option, the contract market clearing house assigns each party to the option an opposite position in the underlying futures contract. In the event of exercise, therefore, the parties are subject to all of the risks of futures trading, such as payment of initial and variation margin. In addition, the seller, or "writer," of the option is subject to margin requirements on the option position. Options on futures contracts are traded on the same contract markets as the underlying futures contracts.
         The Funds may purchase options on futures contracts for the same types of hedging purposes described above in connection with futures contracts. For example, in order to protect against an anticipated decline in the value of securities it holds, a Fund could purchase put options on futures contracts, instead of selling the underlying futures contracts. Conversely, in order to protect against the adverse effects of anticipated increases in the costs of securities to be acquired, a Fund could purchase call options on futures contracts, instead of purchasing the underlying futures contracts. The Funds generally will sell options on futures contracts only to close out an existing position.
         The Funds will not engage in transactions in such instruments unless and until the Investment Advisor determines that market conditions and the circumstances of the Fund warrant such trading. To the extent a Fund engages in the purchase and sale of futures contracts or options thereon, it will do so only at a level which is reflective of the Investment Advisor's view of the hedging needs of a Fund, the liquidity of the market for futures contracts and the anticipated correlation between movements in the value of the futures or option contract and the value of securities held by the Portfolio.
         Restrictions on the Use of Futures Contracts and Options on Futures Contracts. Under regulations of the Commodity Futures Trading Commission ("CFTC"), the futures trading activities described herein will not result in a Fund being deemed to be a "commodity pool," as defined under such regulations, provided that certain trading restrictions are adhered to. In particular, CFTC regulations require that all futures and option positions entered into by a Fund qualify as bona fide hedge transactions, as defined under CFTC regulations, or, in the case of long positions, that the value of such positions not exceed an amount of segregated funds determined by reference to certain cash and securities positions maintained by a Fund and accrued profits on such positions. In addition, a Fund may not purchase or sell any such instruments if, immediately thereafter, the sum of the amount of initial margin deposits on the Fund's existing futures positions would exceed 5% of the market value of its net assets.
         When a Fund purchases a futures contract, it will maintain an amount of cash, cash equivalents (for example, commercial paper and daily tender adjustable notes) or short-term high-grade fixed income securities in a segregated account with the Fund's custodian, so that the amount so segregated plus the amount of initial and variation margin held in the account of its broker equals the market value of the futures contract, thereby ensuring that the use of such futures is unleveraged.
         Risk  Factors in  Transactions  in Futures  Contracts.  The  particular municipal bonds comprising the index underlying the municipal bond index futures contract may vary from the bonds held by a Fund. In addition, the securities underlying futures contracts on U.S. Treasury securities will not be the same as securities held by the Fund. As a result, a Fund's ability effectively to hedge all or a portion of the value of its municipal bonds through the use of futures contracts will depend in part on the degree to which price movements in the index underlying the municipal bond index futures contract, or the U.S. Treasury securities underlying other futures contracts trade, correlate with price movements of the municipal bonds held by the Fund.
         For example, where prices of securities in a Fund do not move in the same direction or to the same extent as the values of the securities or index underlying a futures contract, the trading of such futures contracts may not effectively hedge the Fund's investments and may result in trading losses. The correlation may be affected by disparities in the average maturity, ratings, geographical mix or structure of the Fund's investments as compared to those comprising the index, and general economic or political factors. In addition, the correlation between movements in the value of the index underlying a futures contract may be subject to change over time, as additions to and deletions from the index alter its structure. In the case of futures contracts on U.S. Treasury securities and options thereon, the anticipated correlation of price movements between the U.S. Treasury securities underlying the futures or options and municipal bonds may be adversely affected by economic, political, legislative or other developments that have a disparate impact on the respective markets for such securities. In the event that the Investment Advisor determines to enter into transactions in financial futures contracts other than the municipal bond index futures contract or futures on U.S. Treasury securities, the risk of imperfect correlation between movements in the prices of such futures contracts and the prices of municipal bonds held by a Fund may be greater.
         The trading of futures contracts on an index also entails the risk of imperfect correlation between movements in the price of the futures contract and the value of the underlying index. The anticipated spread between the prices may be distorted due to differences in the nature of the markets, such as margin requirements, liquidity and the participation of speculators in the futures markets. The risk of imperfect correlation, however, generally diminishes as the delivery month specified in the futures contract approaches.
         Prior to exercise or expiration, a position in futures contracts or options thereon may be terminated only by entering into a closing purchase or sale transaction. This requires a secondary market on the relevant contract market. The Funds will enter into a futures or option position only if there appears to be a liquid secondary market therefor, although there can be no assurance that such a liquid secondary market will exist for any particular contract at any specific time. Thus, it may not be possible to close out a position once it has been established. Under such circumstances, a Fund could be required to make continuing daily cash payments of variation margin in the event of adverse price movements. In such situation, if a Fund has insufficient cash, it may be required to sell portfolio securities to meet daily variation margin requirements at a time when it may be disadvantageous to do so. In addition, a Fund may be required to perform under the terms of the futures or option contracts it holds. The inability to close out futures or options positions also could have an adverse impact on the Fund's ability effectively to hedge its portfolio.
         When a Fund purchases an option on a futures contract, its risk is limited to the amount of the premium, plus related transaction costs, although this entire amount may be lost. In addition, in order to profit from the purchase of an option on a futures contract, the Fund may be required to exercise the option and liquidate the underlying futures contract, subject to the availability of a liquid secondary market. The trading of options on futures contracts also entails the risk that changes in the value of the underlying futures contract will not be fully reflected in the value of the option, although the risk of imperfect correlation generally tends to diminish as the maturity date of the futures contract or expiration date of the option approaches.
         "Trading  Limits"  or  "Position  Limits"  may also be  imposed  on the maximum number of contracts which any person may hold at a given time. A contract market may order the liquidation of positions found to be in violation of these limits and it may impose other sanctions or restrictions. The Investment Advisor does not believe that trading limits will have any adverse impact on the strategies for hedging the Portfolio's investments.
         Further, the trading of futures contracts is subject to the risk of the insolvency of a brokerage firm or clearing corporation, which could make it difficult or impossible to liquidate existing positions or to recover excess variation margin payments.
         In addition to the risks of imperfect correlation and lack of a liquid secondary market for such instruments, transactions in futures contracts involve risks related to leveraging and the potential for incorrect forecasts of the direction and extent of interest rate movements within a given time frame.

Noninvestment-Grade Debt Securities
         The  Funds may  invest  in lower  quality  debt  securities  (generally those rated BB or lower by S&P or Ba or lower by Moody's), subject to the Funds' investment policy which provides that they may not invest more than 35% of their assets in securities rated below BBB by either rating service, or in unrated securities determined by the Advisor to be comparable to securities rated below BBB by either rating service. These securities have moderate to poor protection of principal and interest payments and have speculative characteristics. These securities involve greater risk of default or price declines due to changes in the issuer's creditworthiness than investment-grade debt securities. Because the market for lower-rated securities may be thinner and less active than for higher-rated securities, there may be market price volatility for these securities and limited liquidity in the resale market. Market prices for these securities may decline significantly in periods of general economic difficulty or rising interest rates. Unrated debt securities may fall into the lower quality category. Unrated securities usually are not attractive to as many buyers as are rated securities, which may make them less marketable.
         The quality limitation set forth in the investment policy is determined immediately after a Fund's acquisition of a security. Accordingly, any later change in ratings will not be considered when determining whether an investment complies with the Fund's investment policy.
         When purchasing high-yielding securities, rated or unrated, the Advisors prepare their own careful credit analysis to attempt to identify those issuers whose financial condition is adequate to meet future obligations or is expected to be adequate in the future. Through portfolio diversification and credit analysis, investment risk can be reduced, although there can be no assurance that losses will not occur.

                            INVESTMENT RESTRICTIONS

Fundamental Investment Restrictions
         The following investment restrictions and fundamental policies may not be changed without the consent of the holders of a majority of a Fund's outstanding shares. Shares have equal rights as to voting. A majority of the shares means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares. The Funds may not:
         (1) Purchase common stocks, preferred stocks, warrants, or other equity securities;
         (2) Issue senior securities, borrow money, or pledge, mortgage, or hypothecate its assets, except as may be necessary to secure borrowings from banks for temporary or emergency (not leveraging) purposes and then in an amount not greater than 10% of the value of the Fund's total assets at the time of the borrowing. Investment securities will not be purchased while any borrowings are outstanding;
         (3) Sell securities short, purchase securities on margin, or write put or call options, except to the extent permitted under "Transactions in Futures Contracts" or elsewhere in the Prospectus or SAI. The Funds reserve the right to purchase securities with puts attached. See "Obligations with Puts Attached";
         (4) Underwrite the securities of other issuers, except to the extent that the purchase of municipal obligations in accordance with the Fund's investment objective and policies, either directly from the issuer, or from an underwriter for an issuer, may be deemed an underwriting;
         (5) Make loans to others, except in accordance with the Fund's investment objective and policies or pursuant to contracts providing for the compensation of service providers by compensating balances;
         (6)  Purchase  or  sell  real  estate,  real  estate  investment  trust securities, commodities, or commodity contracts, or oil and gas interests, but this shall not prevent a Fund from investing in municipal obligations secured by real estate or interests therein;
         (7)  Invest  25% or more of its  assets  in the  securities  of any one issuer. Each Funds may invest more than 25% of its assets in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities but will invest in more than 20% of such obligations only during abnormal market conditions. For purposes of this limitation, the entity which has the ultimate responsibility for the payment of principal and interest on a particular security will be treated as its issuer;
         (8)  Invest  25% or more of its assets in any  particular  industry  or industries. Each Fund may invest more than 25% of its assets in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities but will invest in more than 20% of such obligations only during abnormal market conditions. Industrial development bonds, where the payment of principal and interest is the responsibility of companies within the same industry, are grouped together as an "industry."

Nonfundamental Investment Restrictions
         Each Fund has adopted the following operating (i.e., nonfundamental) investment policies and restrictions which may be changed by the Board of Directors/Trustees without shareholder approval. The Funds may not:
         (1) Purchase illiquid securities if more than 15% of the value of its net assets would be invested in such securities;
         (2)  Invest  more  than  5%  of  the  value  of  its  total  assets  in securities where the payment of principal and interest is the responsibility of a company or companies with less than three years' operating history.
         (3) Purchase or retain securities of an issuer if those directors of the Fund, each of whom owns more than 1/2 of 1% of the outstanding securities of such issuer, together own more than 5% of such outstanding securities;
         (4) Invest in  companies  for the  purpose of  exercising  control;  or invest in securities of other investment companies, except as permitted under the Investment Company Act or in connection with a director's/trustee's deferred compensation plan, as long as there is no duplication of advisory fees.

                      PURCHASES AND REDEMPTIONS OF SHARES

         Share certificates will be issued at no charge if requested in writing by the investor. No certificates will be issued for fractional shares. Purchases by bank wire received by 4:00 p.m., Eastern time are immediately available federal funds. Your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks.
         Amounts redeemed by check redemption may be mailed to the investor without charge. Amounts of more than $50 and less than $300,000 may be transferred electronically at no charge to the investor. Amounts of $1,000 or more will be transmitted by wire, without charge by Calvert, to the investor's account at a domestic commercial bank that is a member of the Federal Reserve System or to a correspondent bank. A charge of $5 is imposed on wire transfers of less than $1,000. If the investor's bank is not a Federal Reserve System member, failure of immediate notification to that bank by the correspondent bank could result in a delay in crediting the funds to the investor's bank account.
         Telephone redemption requests that would require the redemption of shares purchased by check or electronic funds transfer within the previous 10 business days may not be honored. The Funds reserve the right to modify the telephone redemption privilege.
         To change redemption instructions already given, you must send a written notice addressed to Calvert Group, c/o NFDS, 6th Floor, 1004 Baltimore, Kansas City, MO 64105, with a voided copy of a check for the bank wiring instructions to be added. If a voided check does not accompany the request, then the request must be signature guaranteed by a commercial bank, savings and loan association, trust company, member firm of any national securities exchange, or certain credit unions. Additional documentation may be required from corporations, fiduciaries, and institutional investors.
         The right of redemption may be suspended or the date of payment postponed for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings), when trading on the New York Stock Exchange is restricted, or an emergency exists, as determined by the SEC, or if the Commission has ordered such a suspension for the protection of shareholders. Redemption proceeds are normally mailed or wired the next business day after a proper redemption request has been received, unless redemptions have been suspended or postponed as described above.
         Redemption proceeds are normally paid in cash. However, a Fund has the right to redeem shares in assets other than cash for redemption amounts exceeding, in any 90-day period, $250,000 or 1% of the net asset value of the Fund, whichever is less.


Reduced Sales Charges

Each Fund imposes reduced sales charges for Fund shares in certain situations in which the Principal Underwriter (which offers the Fund's shares continuously and on a "best efforts" basis) and the dealers selling Fund shares may expect to realize significant economies of scale with respect to such sales. Generally, sales costs do not increase in proportion to the dollar amount of the shares sold; the per-dollar transaction cost for a sale to an investor of shares worth, for example, $5,000 is generally much higher than the per-dollar cost for a sale of shares worth $1,000,000. Thus, the applicable sales charge declines as a percentage of the dollar amount of shares sold as the dollar amount increases.
         When a shareholder agrees to make purchases of shares over a period of time totaling a certain dollar amount pursuant to a Letter of Intent, the Underwriter and selling dealers can expect to realize the economies of scale applicable to that stated goal amount. Thus, the Fund imposes the sales charge applicable to the goal amount. Similarly, the Underwriter and selling dealers also experience cost savings when dealing with existing shareholders, enabling the Fund to afford existing shareholders the Right of Accumulation. The Underwriter and selling dealers can also expect to realize economies of scale when making sales to the members of certain qualified groups which agree to facilitate distribution of Fund's shares to their members. See "Exhibit A - Reduced Sales Charges" in the Prospectus.

                          DIVIDENDS AND DISTRIBUTIONS


Each Fund declares and pays monthly dividends of its net income to shareholders of record as of the close of business on each designated monthly record date. Net investment income consists of the interest income earned on investments (adjusted for amortization of original issue discounts or premiums or market premiums), less estimated expenses. Capital gains, if any, are normally paid once a year and will be automatically reinvested at net asset value in additional shares. Dividends and any distributions are automatically reinvested in additional shares of the Fund, unless you elect to have the dividends of $10 or more paid in cash (by check or by Calvert Money
Controller). You may also request to have your dividends and distributions from the Fund invested in shares of any other Calvert Group Fund at no additional charge. If you elect to have dividends and/or distributions paid in cash, and the U.S. Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.

                                  TAX MATTERS

         Each Fund intends to qualify as a "regulated investment company" under Subchapter M of the Internal Revenue Code (the "Code"). By so qualifying, the Fund will not be subject to federal income tax, nor to the federal excise tax imposed by the Tax Reform Act of 1986 (the "Act"), to the extent that it distributes its net investment income and realized capital gains.
         The Funds' dividends of net investment income constitute exempt-interest dividends on which shareholders are not generally subject to federal income tax; however under the Act, dividends attributable to interest on certain private activity bonds must be included in federal alternative minimum taxable income for the purpose of determining liability (if any) for individuals and for corporations. Further, for corporations, all tax-exempt income must be taken into account in calculating "adjusted current earnings" for purposes of the federal alternative minimum tax. Fund dividends derived from taxable interest and distributions of net short-term capital gains, whether taken in cash or reinvested in additional shares, are taxable to shareholders as ordinary income and do not qualify for the dividends received deduction for corporations. If you held shares for six months or less, losses must be offset by the amount of exempt-interest dividends you received, and, to the extent of capital gain distributions you received, the loss amount not offset (disallowed) must be treated as long-term capital loss. A shareholder may also be subject to some state and local taxes on dividends and distributions from the Funds. The Funds will notify shareholders annually about the tax status of dividends and distributions paid by the Fund and the amount of dividends withheld, if any, during the previous year.
         The Code provides that interest on indebtedness incurred or continued in order to purchase or carry shares of a regulated investment company which distributes exempt-interest dividends during the year is not deductible.
Entities or persons who are "substantial users" (or persons related to "substantial users") of facilities financed by private activity bonds should consult their tax advisors before purchasing shares of the Fund. "Substantial user" is generally defined as including a "non-exempt person" who regularly uses in trade or business a part of a facility financed from the proceeds of private activity bonds.
         Investors should note that the Revenue Reconciliation Act of 1989 may require investors to exclude the initial sales charge, if any, paid on the purchase of Fund shares from the tax basis of those shares if the shares are exchanged for shares of another Calvert Group Fund within 90 days of purchase. This requirement applies only to the extent that the payment of the original sales charge on the shares of the Fund causes a reduction in the sales charge otherwise payable on the shares of the Calvert Group Fund acquired in the exchange, and investors may treat sales charges excluded from the basis of the original sales as incurred to acquire the new shares.
         The Funds may be required to withhold 31% of any long-term capital gain dividends and 31% of each redemption transaction occurring in a Fund if:
(a) the shareholder's social security number or other taxpayer identification number ("TIN") is not provided or an obviously incorrect TIN is provided; (b) the shareholder does not certify under penalties of perjury that the TIN provided is the shareholder's correct TIN and that the shareholder is not subject to backup withholding under section 3406(a)(1)(C) of the Code because of underreporting (however, failure to provide certification as to the application of section 3406(a)(1)(C) will result only in backup withholding on capital gain dividends, not on redemptions); or (c) a Fund is notified by the Internal Revenue Service that the TIN provided by the shareholder is incorrect or that there has been underreporting of interest or dividends by the shareholder. Affected shareholders will receive statements at least annually specifying the amount withheld.
         In addition, each Fund is required to report to the Internal Revenue Service the following information with respect to redemption transactions in the Fund: (a) the shareholder's name, address, account number and taxpayer identification number; (b) the total dollar value of the redemptions; and (c) the Fund's identifying CUSIP number.
         Certain shareholders are, however, exempt from the backup withholding and broker reporting requirements. Exempt shareholders include: corporations; financial institutions; tax-exempt organizations; individual retirement plans; the U.S., a State, the District of Columbia, a U.S. possession, a foreign government, an international organization, or any political subdivision, agency, or instrumentality of any of the foregoing; U.S. registered commodities or securities dealers; real estate investment trusts; registered investment companies; bank common trust funds; certain charitable trusts; and foreign central banks of issue. Non-resident aliens also are generally not subject to either requirement but, along with certain foreign partnerships and foreign corporations, may instead be subject to withholding under section 1441 of the Code. Shareholders claiming exemption from backup withholding and broker reporting should call or write the Funds for further information.

                              VALUATION OF SHARES

         Fund assets are valued utilizing the average bid dealer market quotation as furnished by an independent pricing service. Securities and other assets for which market quotations are not readily available are valued based on the current market for similar securities or assets, as determined in good faith by the Fund's Advisor under the supervision of the Board of Directors/Trustees.

Each Fund determines the net asset value for its shares every business day at the close of the regular session of the New York Stock Exchange (generally, 4:00 p.m. Eastern time), and at such other times as may be necessary or appropriate. They do not determine net asset value on certain national holidays or other day on which the New York Stock Exchange is closed: New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
         Valuations, market quotations and market equivalents are provided the Funds by Kenny S&P Evaluation Services, a subsidiary of McGraw-Hill. The use of Kenny as a pricing service by the Funds has been approved by the Boards of Directors/Trustees. Valuations provided by Kenny are determined without exclusive reliance on quoted prices and take into consideration appropriate factors such as institution-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics, and other market data.

Net Asset Value and Offering Price Per Share


Arizona

         Net asset value per share
         ($2,634,802/523,621 shares)        $5.03
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.17

Florida
         Net asset value per share
         ($5,516,388/1,098,333 shares)      $5.02
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.16

Maryland
         Net asset value per share
         ($12,023,007/2,388,381 shares)     $5.03
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.17

Michigan
         Net asset value per share
         ($5,803,799/1,137,278 shares)      $5.10
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.24

New York
         Net asset value per share
         ($6,217,955/1,221,688 shares)      $5.09
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.23

Pennsylvania
         Net asset value per share
         ($4,486,116/883,146 shares)        $5.08
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.22

Virginia
         Net asset value per share
         ($12,617,575/2,475,015 shares)     $5.10
         Maximum sales charge
         (2.75% of offering price)           0.14
         Offering price per share           $5.24


                     CALCULATION OF YIELD AND TOTAL RETURN


Each Fund may advertise its "total return." Total return is calculated separately for each series. Total return is historical in nature and is not intended to indicate future performance. Total return will be quoted for the most recent one-year period, five-year period, and period from inception of the Fund's offering of shares. Return quotations for periods in excess of one year represent the average annual total return for the period included in the particular quotation. Total return is a computation of a Fund's dividend yield, plus or minus realized or unrealized capital appreciation or depreciation, less fees and expenses. Total return quotations reflect the deduction of the Fund's maximum sales charge ("return with maximum load"), except quotations of "return without maximum load" which do not deduct the sales charge. Note: "Total Return" as quoted in the Financial Highlights section of the Funds' Annual Report to Shareholders, however, per SEC instructions, does not reflect deduction of the sales charge, and corresponds to "return without maximum load" as referred to herein. Return without maximum load should be considered only by investors, such as participants in certain pension plans, to whom the sales charge does not apply, or for purposes of comparison only with comparable figures which also do not reflect sales charges, such as Lipper averages. Total return is computed according to the following formula:

                                P(1 + T)n = ERV

where P = a hypothetical initial payment of $1,000; T = total return; n = number of years; and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the 1, 5 or 10 year periods at the end of such periods (or portions thereof, if applicable).


Returns with maximum load (average annual total returns) are as follows:

Periods Ended
December 31, 1996          One Year              Since Inception

Arizona                     .40%                 3.27% (12/31/93)
Florida                     .74%                 3.58% (12/31/93)
Maryland                   1.16%                 3.90% (9/30/93)
Michigan                   1.42%                 4.19% (9/30/93)
New York                   1.03%                 4.06% (9/30/93)
Pennsylvania               1.14%                 4.10% (12/31/93)
Virginia                    .87%                 4.27% (9/30/93)



Returns without maximum load are as follows:


Periods Ended
December 31, 1996          One Year              Since Inception

Arizona                    3.17%                 4.23% (12/31/93)
Florida                    3.53%                 4.54% (12/31/93)
Maryland                   3.96%                 4.78% (9/30/93)
Michigan                   4.19%                 5.08% (9/30/93)
New York                   3.79%                 4.95% (9/30/93)
Pennsylvania               3.92%                 5.06% (12/31/93)
Virginia                   3.82%                 5.16% (9/30/93)



A Fund may also advertise its "yield" and "taxable equivalent yield." As with total return, both yield figures are historical and are not intended to indicate future performance. "Yield" quotations refer to the aggregate imputed yield-to-maturity of each of the Fund's investments based on the market value as of the last day of a given thirty-day or one-month period less accrued expenses (net of reimbursement), divided by the average daily number of outstanding shares times the maximum offering price on the last day of the period (so that the effect of the sales charge is included in the calculation), compounded on a "bond equivalent," or semi-annual, basis. Yield is computed according to the following formula:

                          Yield = 2[(a-b/cd +1)6 - 1]

where a = dividends and interest earned during the period; b = expenses accrued for the period (net of reimbursement); c = the average daily number of shares outstanding during the period that were entitled to receive dividends; and d = the maximum offering price per share on the last day of the period.

         The taxable equivalent yield is the yield an investor would be required to obtain from taxable investments to equal the Fund's yield, all or a portion of which may be exempt from federal income taxes. The double taxable equivalent yield for the combined federal and state level is computed for each class by taking the portion of the yield exempt from regular federal and the specific state income taxes and multiplying the exempt yield by a factor based on a stated income tax rate, then adding the portion of the yield that is not exempt from regular federal and specific state income taxes. The taxable equivalent yield for the federal level only is computed for each class by
taking  the  portion  of  the  yield  exempt  from  federal   income  taxes  and
multiplying the exempt yield by a factor based on a stated income tax rate, then adding the portion of the yield that is not exempt from federal income taxes. The factor which is used to calculate the tax equivalent yield is the reciprocal of the difference between 1 and the applicable income tax rate, which will be stated in the advertisement.


The yield and tax equivalent yield for the Fund's Class A shares for the thirty days ending December 31, 1996 is as follows:

                      SEC             Tax Equivalent          Tax Equivalent
                      Yield           Yield at 36%            Yield at 39.6%
                                      Federal Tax RateFederal Tax Rate

Arizona               3.78%           5.90%                   6.26%
Florida               4.55%           7.11%                   7.53%
Maryland              4.23%           6.61%                   7.00%
Michigan              4.06%           6.34%                   6.72%
New York              4.11%           6.42%                   6.80%
Pennsylvania          4.24%           6.63%                   7.02%
Virginia              3.80%           5.94%                   6.29%


                                  ADVERTISING

         The Funds or their affiliates may provide information such as, but not limited to, the economy, investment climate, investment principles, sociological conditions and political ambiance. Discussion may include hypothetical scenarios or lists of relevant factors designed to aid the investor in determining whether the Funds are compatible with the investor's goals. The Funds may list portfolio holdings or give examples or securities that may have been considered for inclusion in the Funds, whether held or not.
         The Funds or their affiliates may supply comparative performance data and rankings from independent sources such as Donoghue's Money Fund Report, Bank Rate Monitor, Money, Forbes, Lipper Analytical Services, Inc., CDA Investment Technologies, Inc., Wiesenberger Investment Companies Service, Russell 2000/Small Stock Index, Mutual Fund Values Morningstar Ratings, Mutual Fund Forecaster, Barron's, The Wall Street Journal, and Schabacker Investment Management, Inc. Such averages generally do not reflect any front- or back-end sales charges that may be charged by Funds in that grouping. The Funds may also cite to any source, whether in print or on-line, such as Bloomberg, in order to acknowledge origin of information. The Funds may compare themselves or their portfolio holdings to other investments, whether or not issued or regulated by the securities industry, including, but not limited to, certificates of deposit and Treasury notes. The Funds, their Advisor, and their affiliates reserve the right to update performance rankings as new rankings become available.

                        DIRECTORS/TRUSTEES AND OFFICERS


RICHARD L. BAIRD, JR., Trustee. Mr. Baird is Director of Finance for the Family Health Council, Inc. in Pittsburgh, Pennsylvania, a non-profit corporation which provides family planning services, nutrition, maternal/child health care, and various health screening services. Mr. Baird is a trustee/director of each of the investment companies in the Calvert Group of Funds, except for Acacia Capital Corporation, Calvert New World Fund and Calvert World Values Fund. DOB: 05/09/48. Address: 211 Overlook Drive, Pittsburgh, Pennsylvania 15216.

FRANK H. BLATZ, JR., Esq., Trustee. Mr. Blatz is a partner in the law firm of Snevily, Ely, Williams, Gurrieri & Blatz. He was formerly a partner with Abrams, Blatz, Gran, Hendricks & Reina, P.A. DOB: 10/29/35. Address: 308 East Broad Street, PO Box 2007, Westfield, New Jersey 07091.

FREDERICK T. BORTS, M.D., Trustee. Dr. Borts is a radiologist with Kaiser Permanente. Prior to that, he was a radiologist at Bethlehem Medical Imaging in Allentown, Pennsylvania. DOB: 07/23/49. Address: 2040 Nuuanu Avenue #1805, Honolulu, Hawaii, 96817.

     1 CHARLES E. DIEHL, Trustee. Mr. Diehl is Vice President and Treasurer Emeritus of the George Washington University, and has retired from University Support Services, Inc. of Herndon, Virginia. He is also a Director of Acacia Mutual Life Insurance Company. DOB: 10/13/22. Address: 1658 Quail Hollow Court, McLean, Virginia 22101.

DOUGLAS  E.  FELDMAN,  M.D.,  Trustee.  Dr.  Feldman  practices  head  and  neck
reconstructive  surgery  in  the  Washington,   D.C.,  metropolitan  area.  DOB:
05/23/48. Address: 7536 Pepperell Drive, Bethesda, Maryland 20817.

PETER W. GAVIAN, CFA, Trustee. Mr. Gavian was a principal of Gavian De Vaux Associates, an investment banking firm. He continues to be President of with Corporate Finance of Washington, Inc. DOB: 12/08/32. Address: 3005 Franklin Road North, Arlington, Virginia 22201.

JOHN G. GUFFEY, JR., Trustee. Mr. Guffey is chairman of the Calvert Social Investment Foundation, organizing director of the Community Capital Bank in Brooklyn, New York, and a financial consultant to various organizations. In addition, he is a Director of the Community Bankers Mutual Fund of Denver, Colorado, and the Treasurer and Director of Silby, Guffey, and Co., Inc., a venture capital firm. Mr. Guffey is a trustee/director of each of the other investment companies in the Calvert Group of Funds, except for Acacia Capital Corporation and Calvert New World Fund. DOB: 05/15/48. Address: 7205 Pomander Lane, Chevy Chase, Maryland 20815.

M. CHARITO KRUVANT, Trustee. Ms. Kruvant is President of Creative Associates International, Inc., a firm that specializes in human resources development, information management, public affairs and private enterprise development.
DOB: 12/08/45.  Address:  5301 Wisconsin Avenue, N.W.,  Washington,  D.C. 20015.


ARTHUR J. PUGH, Trustee. Mr. Pugh serves as a Director of Acacia Federal Savings Bank. DOB: 09/24/37. Address: 4823 Prestwick Drive, Fairfax, Virginia 22030.

     1 DAVID R. ROCHAT, Senior Vice President and Trustee. Mr. Rochat is Executive Vice President of Calvert Asset Management Company, Inc., Director and Secretary of Grady, Berwald and Co., Inc., and Director and President of Chelsea Securities, Inc. DOB: 10/07/37. Address: Box 93, Chelsea, Vermont 05038.

     1 D. WAYNE SILBY, Esq., Trustee. Mr. Silby is a trustee/director of each of the investment companies in the Calvert Group of Funds, except for Acacia Capital Corporation and Calvert New World Fund. Mr. Silby is an officer, director and shareholder of Silby, Guffey & Company, Inc., which serves as general partner of Calvert Social Venture Partners ("CSVP"). CSVP is a venture capital firm investing in socially responsible small companies. He is also a Director of Acacia Mutual Life Insurance Company. DOB: 07/20/48. Address: 1715 18th Street, N.W., Washington, D.C. 20009.


RENO J. MARTINI, Senior Vice President. Mr. Martini is a director and Senior Vice President of Calvert Group, Ltd., and Senior Vice President and Chief Investment Officer of Calvert Asset Management Company, Inc. Mr. Martini is also a director and President of Calvert-Sloan Advisers, L.L.C., and a director and officer of Calvert New World Fund. DOB: 1/13/50.

RONALD M. WOLFSHEIMER, CPA, Treasurer. Mr. Wolfsheimer is Senior Vice President and Controller of Calvert Group, Ltd. and its subsidiaries and an officer of each of the other investment companies in the Calvert Group of Funds. Mr. Wolfsheimer is Vice President and Treasurer of Calvert-Sloan Advisers, L.L.C., and a director of Calvert Distributors, Inc. DOB: 07/24/47.


WILLIAM  M.  TARTIKOFF,  Esq.,  Vice  President  and  Assistant  Secretary.  Mr.
Tartikoff is an officer of each of the investment companies in the Calvert Group of Funds, and is Senior Vice President, Secretary, and General Counsel of Calvert Group, Ltd., and each of its subsidiaries. Mr. Tartikoff is also Vice President and Secretary of Calvert-Sloan Advisers, L.L.C., a director of Calvert Distributors, Inc., and is an officer of Acacia National Life Insurance Company. DOB: 08/12/47.

EVELYNE S. STEWARD, Vice President. Ms. Steward is a director and Senior Vice President of Calvert Group, Ltd., and a director of Calvert-Sloan Advisers, L.L.C. She is the sister of Philip J. Schewetti, the portfolio manager of the CSIF Equity Portfolio. DOB: 11/14/52.

DANIEL K. HAYES, Vice President. Mr. Hayes is Vice President of Calvert Asset Management Company, Inc., and is an officer of each of the other investment companies in the Calvert Group of Funds, except for Calvert New World Fund, Inc. DOB: 09/09/50.

SUSAN  WALKER  BENDER,  Esq.,  Assistant  Secretary.  Ms.  Bender  is  Associate
General Counsel of Calvert Group, Ltd. and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds. DOB:
01/29/59.

KATHERINE STONER, Esq., Assistant Secretary. Ms. Stoner is Assistant Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds. DOB: 10/21/56.

LISA CROSSLEY, Esq., Assistant Secretary and Compliance Officer. Ms. Crossley is Assistant Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers, L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds. DOB:
12/31/61.

IVY WAFFORD DUKE, Esq., Assistant Secretary Ms. Duke is Assistant Counsel of Calvert Group and an officer of each of its subsidiaries and Calvert-Sloan Advisers. L.L.C. She is also an officer of each of the other investment companies in the Calvert Group of Funds. DOB: 09/07/68.


     1 Directors deemed to be "interested persons" of the Fund under the Investment Company Act of 1940, by virtue of their affiliation with the Fund's Advisor.



Each of the above directors/trustees and officers is a director/trustee or officer of each of the investment companies in the Calvert Group of Funds with the exception of Calvert Social Investment Fund, of which only Messrs. Baird, Guffey and Silby are among the trustees, Acacia Capital Corporation, of which only Messrs. Blatz, Diehl and Pugh are among the directors, Calvert World Values Fund, Inc., of which only Messrs. Guffey and Silby are among the directors, and Calvert New World Fund, Inc., of which only Mr. Martini is among the directors. The address of directors and officers, unless otherwise noted, is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814.

The Audit Committee of the Board of Directors/Trustees is composed of Messrs. Baird, Blatz, Feldman, Guffey and Pugh. The Board's Investment Policy Committee is composed of Messrs. Borts, Diehl, Gavian, Rochat and Silby.
         Directors/Trustees and officers of the Fund as a group own less than 1% of each Fund's outstanding shares.

Directors/Trustees of the Fund not affiliated with the Advisor currently receive an annual fee of $20,500 for service as a member of the Board of Directors/Trustees of the Calvert Group of Funds plus a fee of $750 to $1,500 for each Board and Committee meeting attended; such fees are allocated among the Funds on the basis of their net assets. For the 1996 fiscal period, the Funds paid director/trustee fees of $279, $501, $1,205, $600, $635, $444, and $1,190, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively.

Directors/Trustees of the Fund not affiliated with the Fund's Advisor may elect to defer receipt of all or a percentage of their fees and invest them in any fund in the Calvert of Funds through the Directors/Trustees Deferred Compensation Plan (shown as "Pension or Retirement Benefits Accrued as part of Fund Expenses," below). Deferral of the fees is designed to maintain the parties in the same position as if the fees were paid on a current basis. Management believes this will have a negligible effect on the Fund's assets, liabilities, net assets, and net income per share, and will ensure that there is no duplication of advisory fees.

                          Director Compensation Table


Fiscal Year 1996         Aggregate          Pension or            Total
(unaudited numbers)      Compensation       Retirement         Compensation from
Name of Director         from Registrant    Benefits         Registrant and Fund
                         for service as     Accrued as part      Complex paid to
                         Director           of Registrant         Directors<F3>
                                            Expenses <F2>
Richard L. Baird, Jr.    $1898              $0                    $34,925
Frank H. Blatz, Jr.      $1935              $1935                 $37,875
Frederick T. Borts       $1793              $0                    $32,675
Charles E. Diehl         $1807              $1807                 $35,475
Douglas E. Feldman       $1873              $0                    $34,175
Peter W. Gavian          $1872              $560                  $34,175
M. Charito Kruvant       $905               $0                    $24,313
John G. Guffey, Jr.      $1816              $0                    $49,433
Arthur J. Pugh           $2011              $0                    $36,736
D. Wayne Silby           $1710              $0                    $56,398

<F2> Messrs.  Blatz,  Diehl,  and Gavian have chosen to defer a portion of their compensation. As of December 31, 1996, total deferred compensation, including dividends and capital appreciation, was $428,689.46, $428,442.42, and $96,332.93, for each named director, respectively.
<F3> As of December 31, 1996,  the Fund Complex  consists of nine (9) registered investment companies.


                               INVESTMENT ADVISOR

         The Fund's Investment Advisor is Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, a subsidiary of Calvert Group, Ltd., which is a subsidiary of Acacia Mutual Life Insurance Company of Washington, D.C.
         The Investment Advisory Agreement between the Fund and the Advisor will remain in effect indefinitely, provided continuance is approved at least annually by the vote of the holders of a majority of the outstanding shares of the Funds, or by the directors/trustees of the Funds; and further provided that such continuance is also approved annually by the vote of a majority of the directors/trustees of the Funds who are not parties to the Agreement or interested persons of such parties, cast in person at a meeting called for the purpose of voting on such approval. The Agreement may be terminated without penalty by either party on 60 days' prior written notice; it automatically terminates in the event of its assignment.
         Under the Agreement, the Advisor manages the investment and reinvestment of the Fund's assets, subject to the direction and control of the Funds' Boards of Directors/Trustees. For its services, the Advisor receives an annual fee of 0.60% of the first $500 million of the Fund's average daily net assets, 0.50% of the next $500 million of such assets, and 0.40% of all assets over $1 billion.

The  advisory  fee is payable  monthly.  The Advisor  reserves  the right (i) to waive all or a part of its fee and (ii) to compensate, at its expense, broker-dealers in consideration of their promotional and administrative services. The Advisor may recapture in later years, to the extent permitted by law, fees it waived and expenses it paid in prior years. Specifically, the Advisor may recapture any fees waived or deferred and expenses reimbursed for the prior two-year period, but in no event may it recapture fees or expenses for any period later than the two-year period ending December 31, 1996. Recapture is permitted only to the extent it does not result in the Fund's aggregate expenses exceeding an annual expense limit of 2.00% of its average daily net assets. The advisory fee incurred in any given year will be paid in full before any recapture fees are paid for a prior year. Recaptured fees will apply to the most recent suspension/reimbursement period. During the 1994 fiscal period, the Advisor received advisory fees of $0, $43, $2,444, $1,690, $659, $109, and $2,392, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively, and, for the same period, waived advisory fees of $12,272, $19,011, $50,168, $42,150, $19,257,
$12,665, and $41,569, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For the 1995 fiscal period, the Advisor received advisory fees of $17,286, $25,034, $270,912,
$37,455,  $29,584,  $21,720,  and $59,769, for the Arizona,  Florida,  Maryland,
Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively, and, for the same period, waived advisory fees of $14,027, $15,204, $38,349, $19,899, $21,022, $16,922, and $29,520, for the Arizona, Florida, Maryland,
Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For the 1996 fiscal period, the Advisor received advisory fees of $16,538, $30,771, $72,423, $36,078, $38,381, $27,180, and $72,322, for the Arizona,
Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively.
         The Advisor provides each Fund with investment advice and research, pays the salaries and fees of all directors/trustees and executive officers of the Fund who are principals of the Advisor, and pays certain Fund advertising and promotional expenses. The Funds pay all other administrative and operating expenses, including: custodial fees; shareholder servicing, dividend disbursing and transfer agency fees; administrative service fees; federal and state securities registration fees; insurance premiums; trade association dues; interest, taxes and other business fees; legal and audit fees; and brokerage commissions and other costs associated with the purchase and sale of portfolio securities.
         The Advisor has agreed to reimburse the Funds for all expenses, excluding brokerage, taxes, interest, and extraordinary items exceeding, on a pro rata basis, the most restrictive expense limitation in those states which the Fund's shares are qualified for sale.

                            ADMINISTRATIVE SERVICES


Calvert Administrative Services Company, a wholly-owned subsidiary of Calvert Group, Ltd., has been retained by the Fund to provide certain administrative services necessary to the conduct of the Fund's affairs. Such services include the preparation of corporate and regulatory reports and filings, portfolio accounting, and the daily determination of net investment income and net asset value per share. Calvert Administrative Services Company receives an annual fee of 0.10% of each Fund's average net assets for providing such services. The Funds waived the fee for the 1994 and 1995 fiscal periods. For the 1996 fiscal period, Calvert Administrative Services Company received an annual fee of $2,756, $5,128, $12,071, $6,013, $6,397, $4,530, $12,054 for the Arizona,
Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively.

                             METHOD OF DISTRIBUTION


The Funds have entered into an agreement with Calvert Distributors, Inc. ("CDI"), whereby CDI, acting as principal underwriter for the Series, makes a continuous offering of the Series' securities on a "best efforts" basis. Prior to April 1, 1995, the principal underwriter was Calvert Securities Corporation ("CSC"). Under the terms of the agreement, CDI bears all its expenses of providing services pursuant to the agreement, including payment of any commissions and service fees. CDI receives all sales charges imposed on the Funds' shares and compensates broker-dealer firms for sales of such shares (see "Alternative Sales Options" in the Prospectus). CDI is entitled to receive reimbursement of distribution expenses pursuant to the Distribution Plans (see below). For the 1994, 1995, and 1996 fiscal periods, the Fund paid no Distribution Plan expenses. In fiscal 1994, CSC received sales charges in excess of the dealer reallowance of $7,757, $20,467, $29,470, $0, $7,872,
$718, and $43,471, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For fiscal 1995, CDI received sales charges in excess of the dealer reallowance of $3,016, $287, $6,482, $1,441, $3,925, $2,788, and $6,479, for the Arizona, Florida, Maryland,
Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For fiscal 1996, CDI received sales charges in excess of the dealer reallowance of $1,262, $849, $4,214, $670, $1,977, $1,228, and $9,039, for the Arizona,
Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively.

Pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act"), the Funds have adopted Distribution Plans (the "Plans") which permit them to pay certain expenses associated with the distribution of its shares. Such expenses may not exceed, on an annual basis, 0.15% of the Funds' average daily net assets. As of October 1, 1998, expenses may not exceed, on an annual basis, 0.25% of the Funds' average daily net assets.
         The Plans were approved by the Board of Directors/Trustees, including the Directors/Trustees who are not "interested persons" of the Funds (as that term is defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plans or in any agreements related to the Plans. The selection and nomination of the Directors/Trustees who are not interested persons of the Fund is committed to the discretion of such disinterested Directors/Trustees. In establishing the Plans, the Directors/Trustees considered various factors including the amount of the distribution fee. The Directors/Trustees determined that there is a reasonable likelihood that the Plans will benefit the Funds and their shareholders.

The Plans may be terminated by vote of a majority of the non-interested Directors/Trustees who have no direct or indirect financial interest in the Plans, or by vote of a majority of the outstanding shares. Any change in the Plans that would materially increase the distribution cost to the Funds requires approval of the shareholders; otherwise, the Plans may be amended by the Directors/Trustees, including a majority of the non-interested Directors/Trustees as described above.
         The Plans will continue in effect successive one-year terms, provided that such continuance is specifically approved by (i) the vote of a majority of the Directors/Trustees who are not parties to the Plans or interested persons of any such party and who have no direct or indirect financial interest in the Plans, and (ii) the vote of a majority of the entire Board of Directors/Trustees.
         Apart from the Plans, the Advisor, at its expense, may incur costs and pay expenses associated with the distribution of shares of the Funds.

                    TRANSFER AND SHAREHOLDER SERVICING AGENT


Calvert Shareholder Services, Inc. ("CSSI"), a subsidiary of Calvert Group, Ltd., and Acacia Mutual, has been retained by the Funds to act as transfer agent, dividend disbursing agent and shareholder servicing agent. These responsibilities include: responding to shareholder inquiries and instructions concerning their accounts; crediting and debiting shareholder accounts for purchases and redemptions of Fund shares and confirming such transactions; daily updating of shareholder accounts to reflect declaration and payment of dividends; and preparing and distributing semi-annual statements to shareholders regarding their accounts. For such services, Calvert Shareholder Services, Inc., receives compensation based on the number of shareholder accounts and the number of transactions. The fees paid by the Series to Calvert Shareholder Services, Inc. In fiscal 1994, CSSI received $1,495, $1,143, $6,690, $2,771, $3,207, $2,022, and $5,258, for the Arizona, Florida,
Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For the 1995 fiscal period, CSSI received $4,131, $3,389, $9,630, $5,414, $6,915, $4,711, and $8,735, for the Arizona, Florida, Maryland,
Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For the 1996 fiscal period, CSSI received $2,759, $2,162, $9,807, $4,739, $7,183,
$3,841, and $8,953, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively.

                     INDEPENDENT ACCOUNTANTS AND CUSTODIANS


Coopers and Lybrand L.L.P. has been selected by the Board of Directors to serve as independent accountants for all portfolios of the Fund for fiscal year 1997. State Street Bank & Trust Company, N.A., 225 Franklin Street, Boston, MA 02110, serves as custodian of the Series's investments. First National Bank of Maryland, 25 South Charles Street, Baltimore, Maryland 21203 acts as custodian of certain of the Series's cash assets. Neither custodian has any part in deciding the Fund's investment policies or the choice of securities that are to be purchased or sold by the Series.

                             PORTFOLIO TRANSACTIONS

         Portfolio transactions are undertaken on the basis of their desirability from an investment standpoint. Investment decisions and the choice of brokers and dealers are made by the Fund's Advisor under the direction and supervision of the Fund's Board of Directors/Trustees.
         Broker-dealers who execute portfolio transactions on behalf of the Funds are selected on the basis of their professional capability and the value and quality of their services. The Advisor may execute portfolio transactions with or through broker-dealers who have sold shares of the Fund. However, such sales will not be a qualifying or disqualifying factor in a broker-dealer's selection nor will the selection of any broker-dealer be based on the volume of Fund shares sold. The Advisor or its affiliate may compensate, at their expense, such broker-dealers in consideration of their promotional and administrative services.

In fiscal 1994, the portfolio turnover was 22%, 93%, 77%, 65%, 56%, 96%, and 65%, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For the 1995 fiscal period, the portfolio turnover was 10%, 44%, 11%, 22%, 13%, 17%, and 11%, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively. For the 1996 fiscal period, the portfolio turnover was 18%, 19%, 8%, 18%, 19%, 9%, and 4%, for the Arizona, Florida, Maryland, Michigan, New York, Pennsylvania, and Virginia Portfolios, respectively.

                              GENERAL INFORMATION

         Calvert Municipal Fund, Inc., was organized as a corporation under the General Corporation Law of the State of Maryland on February 4, 1992. The Fund includes the following series: (list all except Florida) Calvert National Municipal Intermediate Fund and Calvert California Municipal Intermediate Fund, Calvert Maryland Municipal Intermediate Fund. Prior to March 1, 1994, Calvert National Municipal Intermediate Fund was known as Calvert Intermediate Municipal Fund.
         First Variable Rate Fund for Government Income was originally organized as a Maryland corporation, and became a Massachusetts business trust on April 30, 1984. It has two series, one doing business as Calvert First Government Money Market Fund, and the other, Calvert Florida Municipal Intermediate Fund.

Each share of each Fund represents an equal proportionate interest in that Fund with each other share and is entitled to such dividends and distributions out of the income belonging to such series as declared by the Board. Upon any liquidation of the Funds, shareholders are entitled to share pro rata in the net assets belonging to that Fund available for distribution.
         The Funds will send shareholders unaudited semi-annual and audited annual reports that will include the Funds' net asset value per share, portfolio securities, income and expenses, and other financial information.
         The Funds' registration statements, containing additional information, are on file with the Securities and Exchange Commission and are available to the public.

                              FINANCIAL STATEMENTS


The audited financial statements in the Funds' Annual Report to Shareholders, dated December 31, 1996, are expressly incorporated by reference and made a part of this Statement of Additional Information. A copy of the Annual Report may be obtained free of charge by writing or calling the Funds.

                                    APPENDIX

Municipal Obligations
         Municipal obligations are debt obligations issued by states, cities, municipalities, and their agencies to obtain funds for various public purposes. Such purposes include the construction of a wide range of public facilities, the refunding of outstanding obligations, the obtaining of funds for general operating expenses, and the lending of funds to other public institutions and facilities. In addition, certain types of industrial development bonds are issued by or on behalf of public authorities to obtain funds for many types of local, privately operated facilities. Such debt instruments are considered municipal obligations if the interest paid on them is exempt from federal income tax in the opinion of bond counsel to the issuer. Although the interest paid on the proceeds from private activity bonds used for the construction, equipment, repair or improvement of privately operated industrial or commercial facilities may be exempt from federal income tax, current federal tax law places substantial limitations on the size of such issues.
         Municipal obligations are generally classified as either "general obligation" or "revenue'' bonds. General obligation bonds are secured by the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest. Revenue bonds are payable from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise tax or other specific revenue source, but not from the general taxing power. Tax-exempt industrial development bonds are in most cases revenue bonds and do not generally carry the pledge of the credit of the issuing municipality. There are, of course, variations in the security of municipal obligations, both within a particular classification and among classifications.
         Municipal obligations are generally traded on the basis of a quoted yield to maturity, and the price of the security is adjusted so that relative to the stated rate of interest it will return the quoted rate to the purchaser.
         Short-term and limited-term municipal obligations include Tax Anticipation Notes, Revenue Anticipation Notes, Bond Anticipation Notes, Construction Loan Notes, and Discount Notes. The maturities of these instruments at the time of issue generally will range between three months and one year. Pre-Refunded Bonds with longer nominal maturities that are due to be retired with the proceeds of an escrowed subsequent issue at a date within one year and three years of the time of acquisition are also considered short-term and limited-term municipal obligations.

Municipal Note and Bond Ratings
Description of Moody's Investors Service, Inc.'s ratings of state and municipal notes:
         Moody's ratings for state and municipal notes and other short-term obligations are designated Moody's Investment Grade ("MIG"). This distinction is in recognition of the differences between short-term credit risk and long-term risk.
         MIG 1: Notes bearing this designation are of the best quality, enjoying strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing, or both.
         MIG2: Notes bearing this designation are of high quality, with margins of protection ample although not so large as in the preceding group.
         MIG3: Notes bearing this designation are of favorable quality, with all security elements accounted for but lacking the undeniable strength of the preceding grades. Market access for refinancing, in particular, is likely to be less well established.
         MIG4: Notes bearing this designation are of adequate quality, carrying specific risk but having protection commonly regarded as required of an investment security and not distinctly or predominantly speculative.

Description of Moody's Investors Service Inc.'s/Standard & Poor's municipal bond ratings:
         Aaa/AAA: Best quality. These bonds carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. This rating indicates an extremely strong capacity to pay principal and interest.
         Aa/AA: Bonds rated AA also qualify as high-quality debt obligations. Capacity to pay principal and interest is very strong, and in the majority of instances they differ from AAA issues only in small degree. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities, fluctuation of protective elements may be of greater amplitude, or there may be other elements present which make long-term risks appear somewhat larger than in Aaa securities.
         A/A: Upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which make the bond somewhat more susceptible to the adverse effects of circumstances and economic conditions.
         Baa/BBB: Medium grade obligations; adequate capacity to pay principal and interest. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest for bonds in this category than for bonds in the A category.
         Ba/BB, B/B, Caa/CCC, Ca/CC: Debt rated in these categories is regarded as predominantly speculative with respect to capacity to pay interest and repay principal. There may be some large uncertainties and major risk exposure to adverse conditions. The higher the degree of speculation, the lower the rating.
         C/C: This rating is only for no-interest income bonds.
         D: Debt in default; payment of interest and/or principal is in arrears.


                                LETTER OF INTENT

Date

Calvert Distributors, Inc.
4550 Montgomery Avenue
Bethesda, MD 20814

Ladies and Gentlemen:

         By signing this Letter of Intent, or affirmatively marking the Letter of Intent option on my Fund Account Application Form, I agree to be bound by the terms and conditions applicable to Letters of Intent appearing in the Prospectus and the Statement of Additional Information for the Fund and the provisions described below as they may be amended from time to time by the Fund. Such amendments will apply automatically to existing Letters of Intent.

         I intend to invest in the shares of:(Fund or Portfolio name*) during the thirteen (13) month period from the date of my first purchase pursuant to this Letter (which cannot be more than ninety (90) days prior to the date of this Letter or my Fund Account Application Form, whichever is applicable), an aggregate amount (excluding any reinvestments of distributions) of at least fifty thousand dollars ($50,000) which, together with my current holdings of the Fund (at public offering price on date of this Letter or my Fund Account Application Form, whichever is applicable), will equal or exceed the amount checked below:

         __ $50,000 __ $100,000 __ $250,000 __ $500,000 __ $1,000,000

         Subject to the conditions specified below, including the terms of escrow, to which I hereby agree, each purchase occurring after the date of this Letter will be made at the public offering price applicable to a single transaction of the dollar amount specified above, as described in the Fund's prospectus. No portion of the sales charge imposed on purchases made prior to the date of this Letter will be refunded.

         I am making no commitment to purchase shares, but if my purchases within thirteen months from the date of my first purchase do not aggregate the minimum amount specified above, I will pay the increased amount of sales charges prescribed in the terms of escrow described below. I understand that 4.75% of the minimum dollar amount specified above will be held in escrow in the form of shares (computed to the nearest full share). These shares will be held subject to the terms of escrow described below.

         From the initial purchase (or subsequent purchases if necessary), 4.75% of the dollar amount specified in this Letter shall be held in escrow in shares of the Fund by the Fund's transfer agent. For example, if the minimum amount specified under the Letter is $50,000, the escrow shall be shares valued in the amount of $2,375 (computed at the public offering price adjusted for a $50,000 purchase). All dividends and any capital gains distribution on the escrowed shares will be credited to my account.

         If the total minimum investment specified under the Letter is completed within a thirteen month period, escrowed shares will be promptly released to me. However, shares disposed of prior to completion of the purchase requirement under the Letter will be deducted from the amount required to complete the investment commitment.

         Upon expiration of this Letter, the total purchases pursuant to the Letter are less than the amount specified in the Letter as the intended aggregate purchases, Calvert Distributors, Inc. ("CDI") will bill me for an amount equal to the difference between the lower load I paid and the dollar amount of sales charges which I would have paid if the total amount purchased had been made at a single time. If not paid by the investor within 20 days, CDI will debit the difference from my account. Full shares, if any, remaining in escrow after the aforementioned adjustment will be released and, upon request, remitted to me.

         I irrevocably constitute and appoint CDI as my attorney-in-fact, with full power of substitution, to surrender for redemption any or all escrowed shares on the books of the Fund. This power of attorney is coupled with an interest.

         The commission allowed by Calvert Distributors, Inc. to the broker-dealer named herein shall be at the rate applicable to the minimum amount of my specified intended purchases.

         The Letter may be revised upward by me at any time during the thirteen-month period, and such a revision will be treated as a new Letter, except that the thirteen-month period during which the purchase must be made will remain unchanged and there will be no retroactive reduction of the sales charges paid on prior purchases.

         In determining the total amount of purchases made hereunder, shares disposed of prior to termination of this Letter will be deducted. My broker-dealer shall refer to this Letter of Intent in placing any future purchase orders for me while this Letter is in effect.



Dealer


Name of Investor(s)


By
Authorized Signer


Address



Date


Signature of Investor(s)


Date


Signature of Investor(s)


* "Fund" in this Letter of Intent shall refer to the Fund or Portfolio, as the case may be, here indicated.



                  CALVERT ARIZONA MUNICIPAL INTERMEDIATE FUND
                  CALVERT FLORIDA MUNICIPAL INTERMEDIATE FUND
                  CALVERT MARYLAND MUNICIPAL INTERMEDIATE FUND
                  CALVERT MICHIGAN MUNICIPAL INTERMEDIATE FUND
                  CALVERT NEW YORK MUNICIPAL INTERMEDIATE FUND
                CALVERT PENNSYLVANIA MUNICIPAL INTERMEDIATE FUND
                  CALVERT VIRGINIA MUNICIPAL INTERMEDIATE FUND

                      Statement of Additional Information

                              April 30, 1997

INVESTMENT ADVISOR
Calvert Asset Management Company, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
217 E. Redwood Street
Baltimore, Maryland 21202-3316

TRANSFER AGENT
Calvert Shareholder Services, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

PRINCIPAL UNDERWRITER
Calvert Distributors, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814


              TABLE OF CONTENTS

              Investment Objective                                    1
              Investment Policies                                     1
              Investment Restrictions                                 7
              Purchases and Redemptions of Shares                     8
              Dividends and Distributions                            10
              Tax Matters                                            10
              Valuation of Shares                                    11
              Calculation of Yield and Total Return                  11
              Advertising                                            14
              Directors and Officers                                 15
              Investment Advisor                                     17
              Administrative Services                                18
              Method of Distribution                                 18
              Transfer and Shareholder Servicing Agent               19
              Independent Accountants and Custodians                 19
              Portfolio Transactions                                 20
              General Information                                    20
              Financial Statements                                   20
              Appendix                                               21